Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

YRC Worldwide Reports Second Quarter 2020 Results

Secures $700 Million Investment from the United States Department of Treasury

Deferred Health Payments Satisfied, Liquidity Enhanced and Ability to Reinvest in the

Fleet Bolstered

OVERLAND PARK, Kan., August 3, 2020 — YRC Worldwide Inc. (NASDAQ: YRCW) reported results for the second quarter ended June 30, 2020. Operating revenue was $1.015 billion and operating loss was $4.6 million, which included a $6.0 million net gain on property disposals. In comparison, operating revenue in the second quarter of 2019 was $1.273 billion and operating income was $14.3 million, which included a $6.2 million net gain on property disposals.

Net Loss for second quarter 2020 was $37.1 million, or $1.09 per share, compared to net loss of $23.6 million, or $0.71 per share, in second quarter 2019.

On July 7th, the Company successfully secured a loan with the United States Department of Treasury (the “UST”) for up to $700 million (the “UST Loan”) under the CARES Act. The significant terms of which are as follows:

•

Tranche A of up to $300 million to satisfy previously deferred short-term contractual obligations such as healthcare payments and some lease obligations with the remaining amount going to fund an increase in liquidity.

•	Tranche B of up to $400 million to reinvest back into the business via purchases of tractors and trailers.

•

The UST Loan is non-amortizing, bears an interest rate of the Eurodollar (floor of 1.0%) + 3.5% and matures in September 2024. The Company issued UST approximately 30% of its outstanding shares on a post-transaction basis as a condition of the financing.

In addition to the securing the UST Loan, the Company amended its existing term loan to, among other things, eliminate its Adjusted EBITDA covenant until December 31, 2021, at which time the covenant will require at least $100 million of LTM Adjusted EBITDA, and the covenant will incrementally increase to a requirement of at least $200 million LTM Adjusted EBITDA on June 30, 2022. The company was also able to decrease the amended interest rate on the existing term loan down to the previous LIBOR + 7.5% (with a floor of 1.0%). As a condition of the aforementioned amendments, the Company agreed to a minimum “Liquidity” requirement of $125 million.

Finally, the Company was also able to significantly extend the maturity on its Asset Based Loan (the “ABL”) from June 2021 to January 2024.

“It is a new day at YRC Worldwide,” said Darren Hawkins, Chief Executive Officer. “During this pandemic and historically difficult economic backdrop, we were able to secure financing that not only took care of our employees’ healthcare coverage but also will allow us to significantly upgrade the condition, age and efficiency of our rolling stock. We were also able to gain additional covenant relief and maturity extension of our other substantive debt instruments simultaneously,” said Darren Hawkins, Chief Executive Officer.

“On an operational basis, for the quarter, volumes declined year-over-year. However, after bottoming out in April, volumes have steadily improved through the quarter with rate of improvement slowing since late June. I would like to say the worst is behind us, but this virus and the spread thereof is too unpredictable. To that end, when we started to feel the impact of the economic slow down and subsequent decline in our volumes, we took immediate and swift action to build liquidity which allowed us to improve our cash position and end the quarter to just over $300 million in liquidity.”

“With the UST Loan secured and our largest maturities pushed out to 2024, we now have the unique ability to focus on and accelerate our Enterprise Transformation strategy that we began implementing last year. Our goal is to improve our customers’ experience while operating as one company, with one network and five incredibly proud and distinguished brands, Hawkins continued.

“In closing, I want to thank all of YRC’s employees across North America who continue to perform essential work to keep America rolling and the nation’s supply chain open during these challenging times. We continue to prioritize the health and safety of our employees above all while focusing on exceeding our customers’ expectations every single day on every single shipment,” concluded Hawkins.

Second Quarter 2020 Financial Update

•	Revenue decreased by $257.2 million to $1.015 billion compared to revenue of $1.273 billion in second quarter of 2019.

•	Net loss increased by $13.5 million to $37.1 million compared to a net loss of $23.6 million in second quarter 2019.

•

On a non-GAAP basis, the Company generated consolidated Adjusted EBITDA of $37.9 million, a $29.4 million decrease compared to $67.3 million in the prior year comparable quarter (as detailed in the reconciliation below). Last twelve month (LTM) consolidated Adjusted EBITDA was $183.1 million compared to $259.1 million in 2019 (as detailed in the reconciliation below).

Second Quarter 2020 Operational Update

•

LTL revenue per hundredweight including fuel surcharge decreased 5.7%; however, weight per shipment increased 1.4% resulting in a LTL revenue per shipment decrease of 4.4% when compared to the same period in 2019. Excluding fuel surcharge, LTL revenue per hundredweight was down 2.6% and LTL revenue per shipment was down 1.2%.

•	LTL tonnage per day decreased 14.8% when compared to 2Q19.

•	The consolidated operating ratio for the quarter was 100.5 compared to 98.9 in 2Q19.

Liquidity Update (as of June 30, 2020)

•	The Company’s outstanding debt was $909.8 million, an increase of $44.8 million compared to $865.0 million as of June 30, 2019.

•	For the six months ended June 30, 2020, cash provided by operating activities was $213.6 million compared to cash used of $29.5 million for the six months ended June 30, 2019.

•

The Company’s available liquidity as calculated under our credit facilities in place before July 7, 2020, which was comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $302.6 million.

Key Information – Second quarter 2020 compared to Second quarter 2019

YRC Worldwide	2020	2019	Percent Change(a)
Workdays	63.0	63.5
Operating revenue (in millions)	$1,015.4	$1,272.6	(20.2)%
Operating income (in millions)	$(4.6)	$14.3	N/M
Operating ratio	100.5	98.9	(1.6pp )
LTL tonnage per day (in thousands)	36.24	42.54	(14.8)%
LTL shipments per day (in thousands)	63.53	75.64	(16.0)%
LTL picked up revenue per hundredweight incl FSC	$20.36	$21.60	(5.7)%
LTL picked up revenue per hundredweight excl FSC	$18.48	$18.98	(2.6)%
LTL picked up revenue per shipment incl FSC	$232	$243	(4.4)%
LTL picked up revenue per shipment excl FSC	$211	$214	(1.2)%
LTL weight/shipment (in pounds)	1,141	1,125	1.4%
Total tonnage per day (in thousands)	46.44	53.16	(12.6)%
Total shipments per day (in thousands)	65.44	77.35	(15.4)%
Total picked up revenue per hundredweight incl FSC	$17.40	$18.72	(7.0)%
Total picked up revenue per hundredweight excl FSC	$15.85	$16.51	(4.0)%
Total picked up revenue per shipment incl FSC	$247	$257	(4.0)%
Total picked up revenue per shipment excl FSC	$225	$227	(0.8)%
Total weight/shipment (in pounds)	1,419	1,374	3.3%

(a)	Percent change based on unrounded figures and not the rounded figures presented

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community today, Monday August 3, 2020, beginning at 5:00 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on YRC Worldwide Inc.’s website www.yrcw.com. A replay of the webcast will also be available at www.yrcw.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our new term loan facility entered into September 11, 2019, and as amended on April 7, 2020. EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our credit facilities and to determine certain management and employee bonus compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results both on a consolidated basis and across our business segments, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenant in our term loan credit agreement. However, these financial measures should not be construed as better measurements than net income, as defined by generally accepted accounting principles (GAAP).

EBITDA and Adjusted EBITDA have the following limitations:

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•

Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures. The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) and operating income (loss) within the supplemental financial information in this release.

*    *    *    *    *

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “would,” “should,” “may,” “project,” “forecast,” “look forward,” “propose,” “plan,” “designed,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) general economic factors and transportation industry-specific economic conditions, including the impact of COVID-19; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) the impact of COVID-19 on our results of operations, financial condition and cash flows; our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; our failure to comply with the covenants in the documents governing our existing and future indebtedness; customer demand in the retail and manufacturing sectors; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; increasing pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; a significant privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact: Eric Birge

913-696-6108

investor@yrcw.com

Media Contact:    Mike Kelley

  913-696-6121

  mike.kelley@yrcw.com

SOURCE: YRC Worldwide

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS	(Unaudited )
CURRENT ASSETS:
Cash and cash equivalents	$264.2	$109.2
Restricted amounts held in escrow	56.0	—
Accounts receivable, net	496.2	464.4
Prepaid expenses and other	42.9	44.6

Total current assets	859.3	618.2

PROPERTY AND EQUIPMENT:
Cost	2,716.0	2,761.6
Less—accumulated depreciation	(2,002.3)	(1,991.3)

Net property and equipment	713.7	770.3

Deferred income taxes, net	0.5	0.6
Operating lease right-of-use assets	319.2	386.0
Other assets	43.9	56.5

Total assets	$1,936.6	$1,831.6

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$195.7	$163.7
Wages, vacations, and employee benefits	333.2	195.9
Current operating lease liabilities	114.0	120.8
Other current and accrued liabilities	155.8	167.5
Current maturities of long-term debt	3.6	4.1

Total current liabilities	802.3	652.0

OTHER LIABILITIES:
Long-term debt, less current portion	871.1	858.1
Pension and postretirement	225.9	236.5
Operating lease liabilities	214.0	246.3
Claims and other liabilities	290.2	279.9
Commitments and contingencies
SHAREHOLDERS’ DEFICIT:
Preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.3	0.3
Capital surplus	2,335.5	2,332.9
Accumulated deficit	(2,345.2)	(2,312.4)
Accumulated other comprehensive loss	(364.8)	(369.3)
Treasury stock, at cost (410 shares)	(92.7)	(92.7)

Total shareholders’ deficit	(466.9)	(441.2)

Total liabilities and shareholders’ deficit	$1,936.6	$1,831.6

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

YRC Worldwide Inc. and Subsidiaries

For the Three and Six Months Ended June 30

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Six Months
	2020	2019	2020	2019
OPERATING REVENUE	$1,015.4	$1,272.6	$2,165.8	$2,454.9

OPERATING EXPENSES:
Salaries, wages and employee benefits	647.9	782.3	1,368.1	1,500.5
Fuel, operating expenses and supplies	162.7	228.3	370.7	464.2
Purchased transportation	126.0	158.0	262.2	304.3
Depreciation and amortization	34.2	38.5	69.9	78.5
Other operating expenses	55.2	57.4	116.8	121.2
Gains on property disposals, net	(6.0)	(6.2)	(45.3)	(4.6)
Impairment charges	—	—	—	8.2

Total operating expenses	1,020.0	1,258.3	2,142.4	2,472.3

OPERATING INCOME (LOSS)	(4.6)	14.3	23.4	(17.4)

NONOPERATING EXPENSES:
Interest expense	40.2	28.2	68.5	55.2
Non-union pension and postretirement benefits	(1.6)	0.5	(3.2)	0.8
Other, net	1.4	0.1	(1.2)	(0.1)

Nonoperating expenses, net	40.0	28.8	64.1	55.9

LOSS BEFORE INCOME TAXES	(44.6)	(14.5)	(40.7)	(73.3)
INCOME TAX EXPENSE (BENEFIT)	(7.5)	9.1	(7.9)	(0.6)

NET LOSS	(37.1)	(23.6)	(32.8)	(72.7)
OTHER COMPREHENSIVE INCOME, NET OF TAX	3.2	2.0	4.5	5.5

COMPREHENSIVE LOSS	$(33.9)	$(21.6)	$(28.3)	$(67.2)

AVERAGE COMMON SHARES OUTSTANDING—BASIC	34,021	33,247	33,906	33,199
AVERAGE COMMON SHARES OUTSTANDING—DILUTED	34,021	33,247	33,906	33,199
LOSS PER SHARE—BASIC	$(1.09)	$(0.71)	$(0.97)	$(2.19)
LOSS PER SHARE—DILUTED	$(1.09)	$(0.71)	$(0.97)	$(2.19)
OPERATING RATIO (a):	100.5%	98.9%	98.9%	100.7%

(a)

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Six Months Ended June 30

(Amounts in millions)

(Unaudited)

	2020	2019
OPERATING ACTIVITIES:
Net loss	$(32.8)	$(72.7)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	69.9	78.5
Lease amortization and accretion expense	83.5	82.3
Lease payments	(55.7)	(75.4)
Paid-in-kind interest	38.8	—
Equity-based compensation and employee benefits expense	10.5	9.5
Gains on property disposals, net	(45.3)	(4.6)
Impairment charges	—	8.2
Deferred income tax benefit, net	0.1	(1.6)
Other non-cash items, net	4.8	2.1
Changes in assets and liabilities, net:
Accounts receivable	(31.9)	(67.2)
Accounts payable	22.0	5.3
Other operating assets	8.6	(4.5)
Other operating liabilities	141.1	10.6

Net cash provided by (used in) operating activities	213.6	(29.5)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(24.1)	(70.6)
Proceeds from disposal of property and equipment	54.1	8.3

Net cash provided by (used in) investing activities	30.0	(62.3)

FINANCING ACTIVITIES:
Repayment of long-term debt	(28.2)	(17.5)
Debt issuance costs	(3.8)	—
Payments for tax withheld on equity-based compensation	(0.6)	(0.8)

Net cash used in financing activities	(32.6)	(18.3)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW	211.0	(110.1)
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, BEGINNING OF PERIOD	109.2	227.6

CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, END OF PERIOD	$320.2	$117.5

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(22.1)	$(50.6)
Income tax payment, net	(0.6)	(2.5)

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of June 30, 2020	Par Value	Discount	Debt Issue Costs	Book Value
New Term Loan	$613.5	$(23.9)	$(10.7)	$578.9
ABL Facility	—	—	—	—
Secured Second A&R CDA	24.8	—	(0.1)	24.7
Unsecured Second A&R CDA	45.2	—	(0.1)	45.1
Lease financing obligations	226.3	—	(0.3)	226.0

Total debt	$909.8	$(23.9)	$(11.2)	$874.7

As of December 31, 2019	Par Value	Discount	Debt Issue Costs	Book Value
New Term Loan	$600.0	$(28.1)	$(12.0)	$559.9
ABL Facility	—	—	—	—
Secured Second A&R CDA	26.0	—	(0.1)	25.9
Unsecured Second A&R CDA	45.2	—	(0.1)	45.1
Lease financing obligations	231.6	—	(0.3)	231.3

Total debt	$902.8	$(28.1)	$(12.5)	$862.2

SUPPLEMENTAL INFORMATION: Liquidity

	June 30, 2020	December 31, 2019
Cash and cash equivalents	$264.2	$109.2
Changes to restricted cash	18.0	(29.0)
Managed Accessibility (a)	20.4	0.2

Total Cash and cash equivalents and Managed Accessibility	$302.6	$80.4

(a)

Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Six Months Ended June 30

(Amounts in millions)

(Unaudited)

	Three Months		Six Months
	2020	2019	2020	2019
Reconciliation of net income (loss) to Adjusted EBITDA(a):
Net loss	$(37.1)	$(23.6)	$(32.8)	$(72.7)
Interest expense, net	40.2	27.8	68.4	54.3
Income tax expense (benefit)	(7.5)	9.1	(7.9)	(0.6)
Depreciation and amortization	34.2	38.5	69.9	78.5

EBITDA	29.8	51.8	97.6	59.5
Adjustments for New Term Loan Agreement:
Gains on property disposals, net	(6.0)	(6.2)	(45.3)	(4.6)
Non-cash reserve changes(b)	2.7	16.0	3.0	16.0
Impairment charges	—	—	—	8.2
Letter of credit expense	1.6	1.6	3.2	3.2
Permitted dispositions and other	—	—	0.2	(1.1)
Equity-based compensation expense	1.2	1.1	3.2	3.4
Other, net	2.1	1.0	0.5	2.1
Expense amounts subject to 10% threshold(c):
COVID-19	3.7	—	3.9	—
Other, net	2.8	4.1	5.7	12.8

Adjusted EBITDA prior to 10% threshold	37.9	69.4	72.0	99.5
Adjustments pursuant to TTM calculation(c)	—	(2.1)	—	(2.1)

Adjusted EBITDA	$37.9	$67.3	$72.0	$97.4

(a)	Certain reclassifications have been made to prior year to conform to current year presentation.
(b)	Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(c)

Pursuant to the New Term Loan Agreement, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month (“TTM”) consolidated Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, however, the sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Trailing Twelve Months Ended June 30

(Amounts in millions)

(Unaudited)

	2020	2019
Reconciliation of net loss to Adjusted EBITDA(a):
Net loss	$(64.1)	$(52.3)
Interest expense, net	124.0	107.8
Income tax expense	(11.6)	13.0
Depreciation and amortization	143.8	150.9

EBITDA	192.1	219.4
Adjustments for Term Loan Agreement:
Gains on property disposals, net	(54.4)	(30.8)
Non-cash reserve changes(b)	3.1	16.0
Impairment charges	—	8.2
Letter of credit expense	6.5	6.4
Permitted dispositions and other	0.4	(1.5)
Equity-based compensation expense	6.1	4.9
Loss on extinguishment of debt	11.2	—
Non-union pension settlement charge	1.8	10.9
Other, net	1.3	1.9
Expense amounts subject to 10% threshold(c):
COVID-19	3.9	—
Other, net	11.1	25.8

Adjusted EBITDA prior to 10% threshold	183.1	261.2
Adjustments pursuant to TTM calculation(c)	—	(2.1)

Adjusted EBITDA	$183.1	$259.1

For explanations of footnotes (a), (b) and (c), please refer to previous page.

YRC Worldwide Inc.

Statistics

Quarterly Comparison

	2Q20	2Q19	1Q20	Y/Y % (b)	Sequential % (a)
Workdays	63.0	63.5	65.5
LTL picked up revenue (in millions)	$929.8	$1,167.2	$1,049.6	(20.3)	(11.4)
LTL tonnage (in thousands)	2,283	2,702	2,544	(15.5)	(10.3)
LTL tonnage per day (in thousands)	36.24	42.54	38.85	(14.8)	(6.7)
LTL shipments (in thousands)	4,003	4,803	4,323	(16.7)	(7.4)
LTL shipments per day (in thousands)	63.53	75.64	66.00	(16.0)	(3.7)
LTL picked up revenue/cwt.	$20.36	$21.60	$20.63	(5.7)	(1.3)
LTL picked up revenue/cwt. (excl. FSC)	$18.48	$18.98	$18.27	(2.6)	1.2
LTL picked up revenue/shipment	$232	$243	$243	(4.4)	(4.3)
LTL picked up revenue/shipment (excl. FSC)	$211	$214	$215	(1.2)	(1.9)
LTL weight/shipment (in pounds)	1,141	1,125	1,177	1.4	(3.1)
Total picked up revenue (in millions)(b)	$1,018.4	$1,264.0	$1,141.4	(19.4)	(10.8)
Total tonnage (in thousands)	2,926	3,375	3,234	(13.3)	(9.5)
Total tonnage per day (in thousands)	46.44	53.16	49.37	(12.6)	(5.9)
Total shipments (in thousands)	4,122	4,912	4,426	(16.1)	(6.9)
Total shipments per day (in thousands)	65.44	77.35	67.57	(15.4)	(3.2)
Total revenue/cwt.	$17.40	$18.72	$17.65	(7.0)	(1.4)
Total revenue/cwt. (excl. FSC)	$15.85	$16.51	$15.69	(4.0)	1.1
Total revenue/shipment	$247	$257	$258	(4.0)	(4.2)
Total revenue/shipment (excl. FSC)	$225	$227	$229	(0.8)	(1.8)
Total weight/shipment (in pounds)	1,419	1,374	1,461	3.3	(2.9)

(b)Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,015.4	$1,272.6	$1,150.4
Change in revenue deferral and other	3.0	(8.6)	(9.0)

Total picked up revenue	$1,018.4	$1,264.0	$1,141.4

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue adjustments for shipments in transit and the impact of other revenue.

YRC Worldwide Inc.

Statistics

YTD Comparison

	2020	2019	Y/Y % (a)
Workdays	128.5	126.5
LTL picked up revenue (in millions)	$1,979.3	$2,253.5	(12.2)
LTL tonnage (in thousands)	4,827	5,226	(7.6)
LTL tonnage per day (in thousands)	37.57	41.31	(9.1)
LTL shipments (in thousands)	8,325	9,259	(10.1)
LTL shipments per day (in thousands)	64.79	73.19	(11.5)
LTL picked up revenue/cwt.	$20.50	$21.56	(4.9)
LTL picked up revenue/cwt. (excl. FSC)	$18.37	$19.00	(3.3)
LTL picked up revenue/shipment	$238	$243	(2.3)
LTL picked up revenue/shipment (excl. FSC)	$213	$214	(0.7)
LTL weight/shipment (in pounds)	1,160	1,129	2.7
Total picked up revenue (in millions) (b)	$2,159.8	$2,440.4	(11.5)
Total tonnage (in thousands)	6,159	6,530	(5.7)
Total tonnage per day (in thousands)	47.93	51.62	(7.1)
Total shipments (in thousands)	8,548	9,461	(9.6)
Total shipments per day (in thousands)	66.52	74.79	(11.0)
Total picked up revenue/cwt.	$17.53	$18.69	(6.2)
Total picked up revenue/cwt. (excl. FSC)	$15.77	$16.52	(4.5)
Total picked up revenue/shipment	$253	$258	(2.1)
Total picked up revenue/shipment (excl. FSC)	$227	$228	(0.3)
Total weight/shipment (in pounds)	1,441	1,380	4.4

(a) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$2,165.8	$2,454.9
Change in revenue deferral and other	(6.0)	(14.5)

Total picked up revenue	$2,159.8	$2,440.4

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue adjustments for shipments in transit and the impact of other revenue.